EXHIBIT 4(jjj)

        Amendment to the Commitment Letter by and among Nomura Securities International, Inc., Nomura Asset Capital Corporation and CRIIMI MAE Inc.




                                    AMENDMENT

     This amendment is dated as September 20, 1995. Reference is made to (i) the Commitment Letter dated as of April 30, 1993 (the "April Commitment Letter") by and among Nomura Securities International, Inc. ("NSI"), Nomura Asset Capital Corporation ("NACC") and CRI Insured Mortgage Association, Inc. (now known as CRIIMI MAE INC.) ("Criimi Mae"), as amended and (ii) the Commitment Letter dated as of October 27, 1993 (the "October Commitment Letter" and together with the April Commitment Letter, the "Commitment Letters") by and among NSI, NACC and Criimi Mae, as amended and (iii) each of the Committed Repurchase Agreements subject to the Commitment Letters as amended. Terms not otherwise defined herein shall have the meanings set forth in the Commitment Letters.

1. Upon payment by Criimi Mae to NSI no later than 5:00 p.m. September 22, 1995 of $757,586, NSI will permit Criimi Mae to repurchase certain GNMA Securities for a Repurchase Price equal to no less than $203,736,618.63.

2. Upon payment by Criimi Mae to NSI no later than 5:00 p.m. October 13, 1995, NSI will permit Criimi Mae to repurchase certain GNMA Securities. The final payment amount and the Repurchase Price figure will be determined by NSI based on the same methodology used to determine the amounts set forth in the preceding paragraph.

3. The definition of "Minimum Balance" in the April Commitment Letter shall be amended to mean the outstanding Repurchase Price of the Purchased Securities (as defined in the GNMA Facility) on the close of business on September 22, 1995.
On the payment of the amounts determined in paragraph 2, the definition of "Minimum Balance" in the April Commitment Letter shall be amended to mean the outstanding Repurchase Price of the Purchased Securities (as defined in the GNMA Facility) on the close of business on the date of the closing of the transaction described in paragraph 2. NSI's commitment to purchase GNMA Securities shall be limited to the Minimum Balance in the October Commitment Letter plus $15,000,000.

4. The commitment of Criimi Mae to sell GNMA Securities to NSI and NSI's commitment to Criimi Mae to purchase GNMA Securities pursuant to the April Commitment Letter shall cease provided that (A) the GNMA Securities purchase pursuant to the April Commitment Letter are transferred to the Committed Master Repurchase Agreement governed by the October Commitment Letter and (B) Criimi Mae pays NSI based on the same methodology used to determine the amounts set forth in paragraph 1. In the event that conditions set forth in the preceding sentence have been satisfied, the definition of "Minimum Balance" in the October Commitment Letter shall mean the outstanding Repurchase Price of the Purchased Securities (as defined in the GNMA Facility) on the close of business on the date of the satisfaction of such conditions.

5. Section 10(b)(v) of each of the Repurchase Agreements shall be deleted in its entirety and replaced with the following:

     "Unencumbered Assets. Seller shall maintain cash, cash equivalents (including lines of credit deemed satisfactory in the sole judgment of Buyer) and other assets (including the unencumbered common stock of CRI Liquidating REIT, Inc. owned and held by Seller but excluding any hedge contracts owned by Seller) deemed satisfactory in the sole judgment of Buyer (the loan value of which shall be determined in the sole judgment of Buyer) equal to the greater of 1% of the total indebtedness of the Seller (which includes the issuance of a Collateralized Mortgage Obligation transaction and a Funding Note with FHLMC, which Funding Note secures Structured Pass Through Securities of FHLMC, the closings of which transaction are expected to occur on October 6, 1995 and September 22, 1995, respectively) or 30% of the required margin amount pursuant to the Global Master Repurchase Agreement between Buyer and Nomura Grand Cayman, Ltd."

6. Pursuant to Section 13(a)(xv) of each of the Committed Repurchase Agreements, NSI consents to the pledge of the assets (aggregating approximately $470,000,000) by Criimi Mae necessary to complete the issuance of a Collateralized Mortgage Obligation transaction and a Funding Note with FHLMC, which Funding Note secures Structured Pass Through Securities of FHLMC, the closing of which transaction are expected to occur on October 6, 1995 and September 22, 1995, respectively. Additionally, NSI consents to the pledge of GNMA Securities and Participation Certificates representing 100% interests in FHA insured Mortgage Loans, aggregating approximately $230,000,000 and listed on the attached schedule; provided, however, that the pledge of such assets does not violate the covenant set forth of Section 10(b)(v) or any other provision of the Committed Repurchase Agreement.

7. Section 13(a)(xv) of each of the Committed Repurchase Agreements shall be deleted in their entirety and replaced with the following:

     "Seller pledges, directly or indirectly, hypothecates or encumbers any of its assets or engages in repurchase transactions or similar transactions with any of its assets (excluding (1) assets already pledged under existing facilities, (ii) any assets required to be pledged for purposes of collateral maintenance under such facilities and (iii) subordinated debt securities subject to master repurchase agreements or other substantially similar financing facilities secured by like collateral with financial institutions, provided that (A) the aggregate indebtedness pursuant to
     (iii) above shall not exceed $105,000,000 for indebtedness incurred for securities rated at least "BB" by a nationally recognized rating agency and an aggregate of $95,000,000 for indebtedness incurred for securities rated at least "B" or not rated by a nationally recognized rating agency and (B) the pledge of any other assets of Seller pursuant to (iii) above shall not cause an Event of Default hereunder, before notification to and written approval by Buyer, which approval shall not be unreasonably withheld."

8. Except as amended herein, all other terms and conditions of the Commitment Letters and the Facility Agreements, including amendments thereto, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto execute this amendment to the Commitment Letters.

CRIIMI MAE Inc.             Nomura Securities International, Inc.



By:/s/ Jay R. Cohen         By:/s/ Raymond J. Knox
--------------------        ---------------------------------

                            Nomura Asset Capital Corporation


                            By:/s/ Raymond J. Knox
                               ------------------------------